Exhibit 99.1

AmerisourceBergen Corporation
1 West First Avenue
Conshohocken, PA 19428

AMERISOURCEBERGEN REPORTS
FISCAL 2022 SECOND QUARTER RESULTS
Revenues of $57.7 billion for the Second Quarter, a 17.4 Percent Increase Year-Over-Year
Second Quarter GAAP Diluted EPS of $2.59 and Adjusted Diluted EPS of $3.22
Adjusted Diluted EPS Guidance Range Raised to $10.80 to $11.05 for Fiscal 2022

CONSHOHOCKEN, PA, May 4, 2022 - AmerisourceBergen Corporation (NYSE: ABC) today reported that in its fiscal year 2022 second quarter ended March 31, 2022, revenue increased 17.4 percent year-over-year to $57.7 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $2.59 for the March quarter of fiscal 2022 compared to $2.10 in the prior year quarter. Adjusted diluted EPS, which is a non-GAAP measure that excludes items described below, increased 27.3 percent to $3.22 in the fiscal second quarter.

    AmerisourceBergen is updating its outlook for fiscal year 2022. The Company does not provide forward-looking guidance on a GAAP basis, as discussed below in Fiscal Year 2022 Expectations. Adjusted diluted EPS guidance has been raised from the previous range of $10.60 to $10.90 to a range of $10.80 to $11.05.

"As a global healthcare solutions leader, AmerisourceBergen is advancing pharmaceutical innovation and access to create a positive impact on the health of people and communities around the world," said Steven H. Collis, Chairman, President & Chief Executive Officer of AmerisourceBergen. "During the quarter, we delivered strong performance through execution across our business and continuing to play our vital role in the healthcare system."

"Our strong results in the first half of the year and updated fiscal 2022 guidance reflect the commitment and achievements of our 42,000 purpose-driven team members as we continue to deliver on our strategic imperatives," Mr. Collis continued. "As we move into the second half of our fiscal year with significant momentum, we remain focused on execution and continuing to help our partners navigate the complex and evolving healthcare landscape."

Second Quarter Fiscal Year 2022 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$57.7B	$57.7B
Gross Profit	$2.2B	$2.2B
Operating Expenses	$1.5B	$1.3B
Operating Income	$780M	$917M
Interest Expense, Net	$53M	$53M
Effective Tax Rate	23.7%	21.0%
Net Income Attributable to AmerisourceBergen Corporation	$548M	$683M
Diluted Earnings Per Share	$2.59	$3.22
Diluted Shares Outstanding	212.0M	212.0M
Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the "Supplemental Information Regarding non-GAAP Financial Measures" following the tables.

Second Quarter GAAP Results

•Revenue: In the second quarter of fiscal 2022, revenue was $57.7 billion, up 17.4 percent compared to the same quarter in the previous fiscal year, reflecting a 585.3 percent increase in revenue within International Healthcare Solutions, which was primarily driven by the June 2021 acquisition of Alliance Healthcare, and a 5.8 percent increase in U.S. Healthcare Solutions revenue.

•Gross Profit: Gross profit in the second quarter of fiscal 2022 was $2.2 billion, a 45.8 percent increase compared to the same period in the previous fiscal year due to an increase in gross profit in International Healthcare Solutions, which was primarily driven by the June 2021 acquisition of Alliance Healthcare, and an increase in gross profit in U.S. Healthcare Solutions. Gross profit as a percentage of revenue was 3.87 percent, an increase of 75 basis points from the prior year quarter primarily driven by the June 2021 acquisition of Alliance Healthcare.

•Operating Expenses: In the second quarter of fiscal 2022, operating expenses were $1.5 billion, a 60.1 percent increase, primarily as a result of increases in distribution, selling, and administrative expenses and depreciation and amortization expense compared to the prior year quarter primarily due to the June 2021 acquisition of Alliance Healthcare.

•Operating Income: In the second quarter of fiscal 2022, operating income was $780.2 million, a 25.0 percent increase compared to the same period in the prior fiscal year. The increase was due to a 260.8 percent increase in operating income within International Healthcare Solutions and an 11.4 percent increase in U.S. Healthcare Solutions' operating income. Operating income as a percentage of revenue was 1.35 percent in the second quarter of fiscal 2022, an increase of 8 basis points when compared to the same period in the previous fiscal year primarily due to the June 2021 acquisition of Alliance Healthcare and fees earned relating to the distribution of government-owned COVID-19 treatments.

•Interest Expense, Net: In the second quarter of fiscal 2022, net interest expense of $52.9 million was up 53.3 percent versus the prior year quarter due to an increase in debt as a result of the June 2021 acquisition of Alliance Healthcare.

•Effective Tax Rate: The effective tax rate was 23.7 percent for the second quarter of fiscal 2022 compared to 23.4 percent in the prior year quarter.

•Diluted Earnings Per Share: Diluted earnings per share was $2.59 in the second quarter of fiscal 2022, a 23.3 percent increase compared to $2.10 in the previous fiscal year’s second quarter.

•Diluted Shares Outstanding: Diluted weighted average shares outstanding for the second quarter of fiscal 2022 were 212.0 million, a 2.3 percent increase versus the prior fiscal year second quarter primarily resulting from stock option exercises, restricted stock vesting, and the June 2021 issuance of 2 million shares of the Company's common stock to Walgreens Boots Alliance, Inc. ("WBA") in connection with the acquisition of Alliance Healthcare.

Second Quarter Adjusted (non-GAAP) Results

•Revenue: No adjustments were made to the GAAP presentation of revenue. In the second quarter of fiscal 2022, revenue was $57.7 billion, up 17.4 percent compared to the same quarter in the previous fiscal year, reflecting a 585.3 percent increase in revenue within International Healthcare Solutions, which was primarily driven by the June 2021 acquisition of Alliance Healthcare, and a 5.8 percent increase in U.S. Healthcare Solutions revenue.

•Adjusted Gross Profit: Adjusted gross profit in the second quarter of fiscal 2022 was $2.2 billion, a 46.6 percent increase compared to the same period in the previous fiscal year due to increases in gross profit in International Healthcare Solutions, which was primarily driven by the June 2021 acquisition of Alliance Healthcare, and U.S. Healthcare Solutions. Adjusted gross profit as a percentage of revenue was 3.84 percent in the fiscal 2022 second quarter, an increase of 76 basis points when compared to the prior year quarter primarily driven by the June 2021 acquisition of Alliance Healthcare.

•Adjusted Operating Expenses: In the second quarter of fiscal 2022, adjusted operating expenses were $1.3 billion, a 61.4 percent increase, primarily as a result of increases in distribution, selling, and administrative expenses and depreciation expense compared to the prior year quarter primarily due to the June 2021 acquisition of Alliance Healthcare.

•Adjusted Operating Income: In the second quarter of fiscal 2022, adjusted operating income was $916.6 million, a 29.7 percent increase compared to the same period in the prior fiscal year. The increase was due to a 260.8 percent increase in operating income within International Healthcare Solutions and an 11.4 percent increase in U.S. Healthcare Solutions' operating income. Adjusted operating income as a percentage of revenue was 1.59 percent in the fiscal 2022 second quarter, an increase of 15 basis points when compared to the prior year quarter primarily due to the June 2021 Alliance Healthcare acquisition and fees earned relating to the distribution of government-owned COVID-19 treatments.

•Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the second quarter of fiscal 2022, net interest expense of $52.9 million was up 53.3 percent versus the prior year quarter due to an increase in debt as a result of the June 2021 acquisition of Alliance Healthcare.

•Adjusted Effective Tax Rate: The adjusted effective tax rate was 21.0 percent for the second quarter of fiscal 2022 compared to 21.9 percent in the prior year quarter.

•Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was $3.22 in the second quarter of fiscal 2022, a 27.3 percent increase compared to $2.53 in the previous fiscal year’s second quarter.

•Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the second quarter of fiscal 2022 were 212.0 million, a 2.3 percent increase versus the prior fiscal year second quarter primarily resulting from stock option exercises, restricted stock vesting, and the June 2021 issuance of 2 million shares of the Company's common stock to WBA in connection with the acquisition of Alliance Healthcare.

Segment Discussion

    The Company is organized geographically based upon the products and services it provides to its customers. In the first quarter of fiscal 2022, the Company re-aligned its reporting structure under two reportable segments: U.S. Healthcare Solutions and International Healthcare Solutions. U.S. Healthcare Solutions consists of the legacy Pharmaceutical Distribution Services reportable segment (excluding Profarma), MWI Animal Health, Xcenda, Lash Group, and ICS 3PL. International Healthcare Solutions consists of Alliance Healthcare, World Courier, Innomar, Profarma, and Profarma Specialty. The Company’s previously reported segment results have been revised to conform to its re-aligned reporting structure.

U.S. Healthcare Solutions

    U.S. Healthcare Solutions revenue was $50.9 billion in the second quarter of fiscal 2022, an increase of 5.8 percent compared to the same quarter in the prior fiscal year primarily due to overall market growth and increased sales to specialty physician practices, partially offset by a decline in sales of commercial COVID-19 treatments. Segment operating income of $729.5 million in the second quarter of fiscal 2022 was up 11.4 percent compared to the same period in the previous fiscal year as a result of an increase in gross profit, including fees earned relating to the distribution of government-owned COVID-19 treatments and gross profit on sales to specialty physician practices.

International Healthcare Solutions

    Revenue in International Healthcare Solutions was $6.8 billion in the second quarter of fiscal 2022, an increase from the previous fiscal year’s second quarter of 585.3 percent, primarily due to the June 2021 acquisition of Alliance Healthcare. Segment operating income in the second quarter of fiscal 2022 was $187.1 million, an increase of 260.8 percent, primarily due to the June 2021 acquisition of Alliance Healthcare.

Recent Company Highlights & Milestones

•Good Neighbor Pharmacy, AmerisourceBergen’s nationwide network of independent community pharmacies, has exceeded 5 million COVID-19 vaccine doses allocated to independent pharmacies across the U.S. This allocation effort is a part of the Federal Retail Pharmacy Program for COVID-19 Vaccination, a collaboration between the Federal Government, U.S. states and territories, and 21 national pharmacy partners, which includes Good Neighbor Pharmacy.
•AmerisourceBergen announced the establishment of AB Health Ventures, a dedicated corporate venture capital fund that will invest in and partner with emerging healthcare startup companies working to transform healthcare for people and animals globally. AB Health Ventures initially launched with $150 million allocated for investment in early-to mid-stage health-related startups around the world.
•AmerisourceBergen signed the United Nations Women’s Empowerment Principles, publicly and firmly committing to taking the necessary steps to advance gender equality and empower women in places of work and in communities around the world.
•AmerisourceBergen announced the launch of a supply chain elective course at Xavier University of Louisiana’s College of Pharmacy, a top-ranked historically Black university. The Advanced Pharmacy Practice Experience Pharmacy Distribution Leadership Rotation course exposes students to the interconnectivity between pharmaceutical supply chain stakeholders such as distributors, manufacturers, and providers, and gives students an understanding of its essential role in the delivery of patient care.

Fiscal Year 2022 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available or cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2022 Expectations on an Adjusted (non-GAAP) Basis

AmerisourceBergen is now updating its fiscal year 2022 financial guidance to reflect the stronger than expected performance of several of its businesses. While the contribution from COVID treatment distribution was higher than expected in the second quarter of fiscal 2022, the Company’s full year expectations from COVID treatment distribution are largely unchanged. The Company now expects:

•Adjusted Diluted Earnings Per Share to be in the range of $10.80 to $11.05, raised from the previous range of $10.60 to $10.90.

Additional expectations now include:
•Adjusted operating income to grow at least in the high-teens percent range, up from growth in the high-teens percent range;
◦U.S. Healthcare Solutions operating income to be in the range of $2.42 to $2.48 billion, representing growth of 7% to 10%, up from a range of $2.375 to $2.45 billion.

All other previously communicated aspects of the Company's fiscal year 2022 financial guidance and assumptions remain the same.

Dividend Declaration

    The Company's Board of Directors declared a quarterly cash dividend of $0.46 per common share, payable May 31, 2022, to stockholders of record at the close of business on May 16, 2022.

Opioid Litigation

As previously disclosed, on April 2, 2022, a comprehensive settlement agreement to settle a substantial majority of opioid lawsuits filed by state and local governmental entities became effective. As of April 2, 2022, 46 of 49 eligible states, as well as the District of Columbia and all eligible territories, as well as over 98 percent of eligible subdivisions in the states, as calculated by population under the agreement, agreed to participate in the settlement. The Company will pay approximately $5.9 billion over 18 years and comply with other requirements, including the establishment of a clearinghouse that will consolidate data from all three national distributors. Additionally, on May 2, 2022, the Company and the two other national pharmaceutical distributors reached an agreement to pay up to $518 million in a settlement with the State of Washington and participating subdivisions to resolve opioid-related claims, consistent with Washington’s allocations under the comprehensive settlement agreement, as well as certain attorneys’ fees and costs. The Washington settlement agreement brings the number of States with whom the Company has recently settled opioid-related claims to 47 of 49 eligible states.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on May 4, 2022. A slide presentation for investors has also been posted on the Company's website at investor.amerisourcebergen.com. Participating in the conference call will be:
•Steven H. Collis, Chairman, President & Chief Executive Officer
•James F. Cleary, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (844) 200-6205. From outside the United States and Canada, dial +1 (929) 526-1599. The access code for the call will be 562752. The live call will also be webcast via the Company’s website at investor.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

    Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.amerisourcebergen.com approximately one hour after the completion of the call and will remain available for one year. The telephone replay will also be available approximately one hour after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S. and Canada, dial (866) 813-9403. From outside the United States and Canada, dial +44 (204) 525-0658. The access code for the replay is 796214.

Upcoming Investor Events

AmerisourceBergen management will be attending the following investor events in the coming months:

•Bank of America Healthcare Conference, May 11, 2022;
•AmerisourceBergen Investor Day, June 1, 2022.

About AmerisourceBergen

AmerisourceBergen fosters a positive impact on the health of people and communities around the world by advancing the development and delivery of pharmaceuticals and healthcare products. As a leading global healthcare company, with a foundation in pharmaceutical distribution and solutions for manufacturers, pharmacies and providers, we create unparalleled access, efficiency and reliability for human and animal health. Our 42,000 global team members power our purpose: We are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #8 on the Fortune 500 with more than $200 billion in annual revenue. Learn more at investor.amerisourcebergen.com.

AmerisourceBergen's Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). Words such as "expect," "likely," "outlook," "forecast," "would," "could," "should," "can," "project," "intend," "plan," "continue," "sustain," "synergy," "on track," "believe," "seek," "estimate," "anticipate," "may," "possible," "assume," variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: the effect of and uncertainties related to the ongoing COVID-19 pandemic (including any government responses thereto) and any continued recovery from the impact of the COVID-19 pandemic; our ability to achieve and maintain profitability in the future; our ability to respond to general economic conditions; our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; the impact on our business of the regulatory environment and complexities with compliance; unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation; competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid and declining reimbursement rates for pharmaceuticals; increasing governmental regulations regarding the pharmaceutical supply channel; continued federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; continued prosecution or suit by federal and state governmental entities and other parties (including third-party payors, hospitals, hospital groups and individuals) of alleged violations of laws and regulations regarding controlled substances, and any related disputes, including shareholder derivative lawsuits; increased federal scrutiny and litigation, including qui tam litigation, for alleged violations of laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services, and associated reserves and costs; failure to comply with the Corporate Integrity Agreement; the outcome of any legal or governmental proceedings that may be instituted against us, including material adverse resolution of pending legal proceedings; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms, including as a result of the COVID-19 impact on such payment terms; the integration of the Alliance Healthcare businesses into the Company being more difficult, time consuming or costly than expected; the Company’s or Alliance Healthcare’s failure to achieve expected or targeted future financial and operating performance and results; the effects of disruption from the acquisition and related strategic transactions on the respective businesses of the Company and Alliance Healthcare and the fact that the acquisition and related strategic transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the acquisition of businesses, including the acquisition of the Alliance Healthcare businesses and related strategic transactions, that do not perform as expected, or that are difficult to integrate or control, or the inability to capture all of the anticipated synergies related thereto or to capture the anticipated synergies within the expected time period; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and the Company, including with respect to the pharmaceutical distribution agreement and/or the global generic purchasing services arrangement; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws, economic sanctions and import laws and regulations; our ability to respond to financial market volatility and disruption; changes in tax laws or legislative initiatives that could adversely affect the Company's tax positions and/or the Company's tax liabilities or adverse resolution of challenges to the Company's tax positions; the loss, bankruptcy or insolvency of a major supplier, or substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer, including as a result of COVID-19; financial and other impacts of COVID-19 on our operations or business continuity; changes to the customer or supplier mix; malfunction, failure or breach of sophisticated information systems to operate as designed, and risks generally associated with cybersecurity; risks generally associated with data privacy regulation and the international transfer of personal data; financial and other impacts of macroeconomic and geopolitical trends and events, including the unfolding situation in Russia and Ukraine and its regional and global ramifications; natural disasters or other unexpected events, such as additional pandemics, that affect the Company’s operations; the impairment of goodwill or other intangible assets (including any additional impairments with respect to foreign operations), resulting in a charge to earnings; the Company's ability to manage and complete divestitures; the disruption of the Company's cash flow and ability to return value to its stockholders in accordance with its past practices; interest rate and foreign currency exchange rate fluctuations; declining economic conditions in the United States and abroad; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the Company's business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors), in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2022	% of Revenue	Three Months Ended March 31, 2021	% of Revenue	% Change
Revenue	$57,719,446		$49,154,171		17.4%

Cost of goods sold	55,484,366		47,620,790		16.5%

Gross profit [1]	2,235,080	3.87%	1,533,381	3.12%	45.8%

Operating expenses:
Distribution, selling, and administrative	1,203,238	2.08%	730,081	1.49%	64.8%
Depreciation and amortization	175,290	0.30%	100,797	0.21%	73.9%
Employee severance, litigation, and other [2]	76,395		78,156
Total operating expenses	1,454,923	2.52%	909,034	1.85%	60.1%

Operating income	780,157	1.35%	624,347	1.27%	25.0%

Other (income) loss, net [3]	(948)		23,310
Interest expense, net	52,916		34,526		53.3%

Income before income taxes	728,189	1.26%	566,511	1.15%	28.5%

Income tax expense	172,944		132,506

Net income	555,245	0.96%	434,005	0.88%	27.9%

Net (income) loss attributable to noncontrolling interests	(7,231)		1,262

Net income attributable to AmerisourceBergen Corporation	$548,014	0.95%	$435,267	0.89%	25.9%

Earnings per share:
Basic	$2.62		$2.12		23.6%
Diluted	$2.59		$2.10		23.3%

Weighted average common shares outstanding:
Basic	209,244		204,916		2.1%
Diluted	211,991		207,315		2.3%
 ________________________________________

1    Includes $16.1 million and $20.9 million of LIFO credits in the three months ended March 31, 2022 and 2021, respectively.

2 Includes $6.3 million of employee severance, $29.8 million legal accrual related to opioid litigation settlements, $22.3 million of legal fees in connection with opioid lawsuits and investigations, and $18.0 million of other costs in connection with acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the three months ended March 31, 2022. Includes a $17.1 million legal accrual related to opioid litigation settlements, $24.9 million of legal fees in connection with opioid lawsuits and investigations, and $36.2 million of other costs in connection with acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the three months ended March 31, 2021.

3    Includes $2.7 million and $21.4 million of losses on the currency remeasurement of deferred tax assets relating to Swiss tax reform in the three months ended March 31, 2022 and 2021, respectively.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2022	% of Revenue	Six Months Ended March 31, 2021	% of Revenue	% Change
Revenue	$117,348,256		$101,670,727		15.4%

Cost of goods sold	113,052,817		98,685,116		14.6%

Gross profit [1]	4,295,439	3.66%	2,985,611	2.94%	43.9%

Operating expenses:
Distribution, selling, and administrative	2,373,348	2.02%	1,465,149	1.44%	62.0%
Depreciation and amortization	351,219	0.30%	200,350	0.20%	75.3%
Employee severance, litigation, and other [2]	141,364		148,537
Impairment of assets	4,946		—
Total operating expenses	2,870,877	2.45%	1,814,036	1.78%	58.3%

Operating income	1,424,562	1.21%	1,171,575	1.15%	21.6%

Other (income) loss, net [3]	(6,120)		9,042
Interest expense, net	106,288		68,140		56.0%

Income before income taxes	1,324,394	1.13%	1,094,393	1.08%	21.0%

Income tax expense	319,733		281,681

Net income	1,004,661	0.86%	812,712	0.80%	23.6%

Net income attributable to noncontrolling interests	(7,542)		(2,600)

Net income attributable to AmerisourceBergen Corporation	$997,119	0.85%	$810,112	0.80%	23.1%

Earnings per share:
Basic	$4.77		$3.96		20.5%
Diluted	$4.71		$3.91		20.5%

Weighted average common shares outstanding:
Basic	208,900		204,804		2.0%
Diluted	211,580		207,063		2.2%
 ________________________________________

1    Includes $60.7 million and $46.6 million of LIFO credits in the six months ended March 31, 2022 and 2021, respectively.

2 Includes $6.6 million of employee severance, $36.6 million legal accrual related to opioid litigation settlements, $48.1 million of legal fees in connection with opioid lawsuits and investigations, and $50.0 million of other costs in connection with acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the six months ended March 31, 2022. Includes a $17.1 million legal accrual related to opioid litigation settlements, $56.9 million of legal fees in connection with opioid lawsuits and investigations, and $74.5 million of other costs in connection with acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the six months ended March 31, 2021.

3    Includes a $2.6 million gain and a $7.3 million loss on the currency remeasurement of deferred tax assets relating to Swiss tax reform in the six months ended March 31, 2022 and 2021, respectively.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2022
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$2,235,080	$1,454,923	$780,157	$728,189	$172,944	$(7,231)	$548,014	$2.59

Gains from antitrust litigation settlements	(1,835)	—	(1,835)	(1,835)	(427)	—	(1,408)	(0.01)

LIFO credit	(16,059)	—	(16,059)	(16,059)	(3,897)	—	(12,162)	(0.06)

Acquisition-related intangibles amortization	—	(77,952)	77,952	77,952	18,431	(1,764)	57,757	0.27

Employee severance, litigation, and other	—	(76,395)	76,395	76,395	11,064	—	65,331	0.31

Certain discrete tax expense	—	—	—	—	(7,900)	6,840	14,740	0.07

Tax reform [1]	—	—	—	2,737	(8,329)	—	11,066	0.05

Adjusted Non-GAAP	$2,217,186	$1,300,576	$916,610	$867,379	$181,886	$(2,155)	$683,338	$3.22

Adjusted Non-GAAP % change vs. prior year	46.6%	61.4%	29.7%	29.4%	24.0%		30.3%	27.3%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.87%	3.84%
Operating expenses	2.52%	2.25%
Operating income	1.35%	1.59%

________________________________________

1    Includes tax expense relating to Swiss tax reform and a loss on the currency remeasurement of the related deferred tax assets, which is recorded within Other (Income) Loss, Net.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31, 2021
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$1,533,381	$909,034	$624,347	$566,511	$132,506	$1,262	$435,267	$2.10

LIFO credit	(20,918)	—	(20,918)	(20,918)	(4,957)	—	(15,961)	(0.08)

Acquisition-related intangibles amortization	—	(24,973)	24,973	24,973	3,302	(437)	21,234	0.10

Employee severance, litigation, and other	—	(78,156)	78,156	78,156	18,494	—	59,662	0.29

Tax reform [1]	—	—	—	21,368	(2,701)	—	24,069	0.12

Adjusted Non-GAAP	$1,512,463	$805,905	$706,558	$670,090	$146,644	$825	$524,271	$2.53

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.12%	3.08%
Operating expenses	1.85%	1.64%
Operating income	1.27%	1.44%
________________________________________

1 Includes tax expense relating to Swiss tax reform and a loss on the currency remeasurement of the related deferred tax assets, which is recorded within Other (Income) Loss, Net.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2022
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$4,295,439	$2,870,877	$1,424,562	$1,324,394	$319,733	$(7,542)	$997,119	$4.71

Gains from antitrust litigation settlements	(1,835)	—	(1,835)	(1,835)	(427)	—	(1,408)	(0.01)

LIFO credit	(60,738)	—	(60,738)	(60,738)	(14,142)	—	(46,596)	(0.22)

Acquisition-related intangibles amortization	—	(157,458)	157,458	157,458	36,661	(3,554)	117,243	0.55

Employee severance, litigation, and other	—	(141,364)	141,364	141,364	24,397	—	116,967	0.55

Impairment of assets	—	(4,946)	4,946	4,946	—	—	4,946	0.02

Certain discrete tax expense	—	—	—	—	(18,979)	6,840	25,819	0.12

Tax reform [1]	—	—	—	(2,570)	(17,204)	—	14,634	0.07

Adjusted Non-GAAP	$4,232,866	$2,567,109	$1,665,757	$1,563,019	$330,039	$(4,256)	$1,228,724	$5.81	[2]

Adjusted Non-GAAP % change vs. prior year	44.0%	58.9%	25.9%	24.7%	20.0%		26.0%	23.4%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.66%	3.61%
Operating expenses	2.45%	2.19%
Operating income	1.21%	1.42%

________________________________________

1    Includes tax expense relating to Swiss tax reform and a gain on the currency remeasurement of the related deferred tax assets, which is recorded within Other (Income) Loss, Net.

2    The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Six Months Ended March 31, 2021
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$2,985,611	$1,814,036	$1,171,575	$1,094,393	$281,681	$(2,600)	$810,112	$3.91

LIFO credit	(46,645)	—	(46,645)	(46,645)	(9,933)	—	(36,712)	(0.18)

Acquisition-related intangibles amortization	—	(50,007)	50,007	50,007	7,398	(874)	41,735	0.20

Employee severance, litigation, and other	—	(148,537)	148,537	148,537	30,468	—	118,069	0.57

Certain discrete tax benefits [1]	—	—	—	—	20,425	—	(20,425)	(0.10)

Tax reform [2]	—	—	—	7,329	(55,019)	—	62,348	0.30

Adjusted Non-GAAP	$2,938,966	$1,615,492	$1,323,474	$1,253,621	$275,020	$(3,474)	$975,127	$4.71	3

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.94%	2.89%
Operating expenses	1.78%	1.59%
Operating income	1.15%	1.30%
________________________________________

1 Represents discrete tax benefits primarily attributable to the income tax deductions resulting from the permanent shutdown of the PharMEDium business.

2 Includes tax expense relating to Swiss tax reform and a loss on the currency remeasurement of the related deferred tax assets, which is recorded within Other (Income) Loss, Net.

3 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Three Months Ended March 31,
Revenue	2022	2021	% Change
U.S. Healthcare Solutions	$50,942,763	$48,165,587	5.8%
International Healthcare Solutions	6,777,691	989,032	585.3%
Intersegment eliminations	(1,008)	(448)

Revenue	$57,719,446	$49,154,171	17.4%

	Three Months Ended March 31,
Operating income	2022	2021	% Change
U.S. Healthcare Solutions	$729,542	$654,715	11.4%
International Healthcare Solutions	187,068	51,843	260.8%
Total segment operating income	916,610	706,558	29.7%

Gains from antitrust litigation settlements	1,835	—
LIFO credit	16,059	20,918
Acquisition-related intangibles amortization	(77,952)	(24,973)
Employee severance, litigation, and other	(76,395)	(78,156)
Operating income	$780,157	$624,347

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	2.87%	2.73%
Operating expenses	1.44%	1.37%
Operating income	1.43%	1.36%

International Healthcare Solutions
Gross profit	11.15%	20.11%
Operating expenses	8.39%	14.86%
Operating income	2.76%	5.24%

AmerisourceBergen Corporation (GAAP)
Gross profit	3.87%	3.12%
Operating expenses	2.52%	1.85%
Operating income	1.35%	1.27%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	3.84%	3.08%
Adjusted operating expenses	2.25%	1.64%
Adjusted operating income	1.59%	1.44%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Six Months Ended March 31,
Revenue	2022	2021	% Change
U.S. Healthcare Solutions	$103,922,410	$99,738,168	4.2%
International Healthcare Solutions	13,427,473	1,933,343	594.5%
Intersegment eliminations	(1,627)	(784)

Revenue	$117,348,256	$101,670,727	15.4%

	Six Months Ended March 31,
Operating income	2022	2021	% Change
U.S. Healthcare Solutions	$1,298,629	$1,220,642	6.4%
International Healthcare Solutions	367,128	102,832	257.0%
Total segment operating income	1,665,757	1,323,474	25.9%

Gains from antitrust litigation settlements	1,835	—
LIFO credit	60,738	46,645
Acquisition-related intangibles amortization	(157,458)	(50,007)
Employee severance, litigation, and other	(141,364)	(148,537)
Impairment of assets	(4,946)	—
Operating income	$1,424,562	$1,171,575

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	2.64%	2.56%
Operating expenses	1.39%	1.34%
Operating income	1.25%	1.22%

International Healthcare Solutions
Gross profit	11.12%	19.91%
Operating expenses	8.38%	14.60%
Operating income	2.73%	5.32%

AmerisourceBergen Corporation (GAAP)
Gross profit	3.66%	2.94%
Operating expenses	2.45%	1.78%
Operating income	1.21%	1.15%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	3.61%	2.89%
Adjusted operating expenses	2.19%	1.59%
Adjusted operating income	1.42%	1.30%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	September 30,
	2022	2021
ASSETS

Current assets:
Cash and cash equivalents	$2,960,759	$2,547,142
Accounts receivable, net	18,111,080	18,167,175
Inventories	15,514,851	15,368,352
Right to recover assets	1,451,687	1,271,557
Prepaid expenses and other	1,371,363	1,448,383
Total current assets	39,409,740	38,802,609

Property and equipment, net	2,138,598	2,162,961
Goodwill and other intangible assets	13,686,304	14,287,458
Deferred income taxes	267,200	290,791
Other long-term assets	1,806,311	1,793,986

Total assets	$57,308,153	$57,337,805

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$38,210,623	$38,009,954
Other current liabilities	2,777,298	3,048,474
Short-term debt	1,809,660	300,213
Total current liabilities	42,797,581	41,358,641

Long-term debt	4,646,712	6,383,711

Accrued income taxes	292,949	281,070
Deferred income taxes	1,692,347	1,685,296
Other long-term liabilities	1,037,040	1,082,723
Accrued litigation liability	5,935,459	5,961,953

Total equity	906,065	584,411

Total liabilities and stockholders' equity	$57,308,153	$57,337,805

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended March 31,
	2022	2021
Operating Activities:
Net income	$1,004,661	$812,712
Adjustments to reconcile net income to net cash provided by operating activities	423,420	415,159
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(527,521)	(193,770)
Inventories	(215,479)	(314,294)
Accounts payable	598,411	(292,555)
Other, net	(153,496)	21,898
Net cash provided by operating activities	1,129,996	449,150

Investing Activities:
Capital expenditures	(209,343)	(151,612)
Cost of acquired companies, net of cash acquired	(124,158)	—
Cost of equity investments	—	(162,620)
Other, net	(3,663)	—
Net cash used in investing activities	(337,164)	(314,232)

Financing Activities:
Net debt (repayments) borrowings	(208,790)	2,069,645
Purchases of common stock	(11,396)	(82,150)
Exercises of stock options	72,973	130,326
Cash dividends on common stock	(197,923)	(182,365)
Other	(39,451)	(26,940)
Net cash (used in) provided by financing activities	(384,587)	1,908,516

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(5,055)	—

Increase in cash, cash equivalents, and restricted cash, including cash classified within assets held for sale	403,190	2,043,434
Less: Increase in cash classified within assets held for sale	(516)	—
Increase in cash, cash equivalents, and restricted cash	402,674	2,043,434

Cash, cash equivalents, and restricted cash at beginning of period [1]	3,070,128	4,597,746

Cash, cash equivalents, and restricted cash at end of period [1]	$3,472,802	$6,641,180

________________________________________

1 The following represents a reconciliation of cash and cash equivalents in the Condensed Consolidated Balance Sheets to cash, cash equivalents, and restricted cash used in the Condensed Consolidated Statements of Cash Flows:

	March 31, 2022	September 30, 2021
Cash and cash equivalents	$2,960,759	$2,547,142
Restricted cash (included in Prepaid Expenses and Other)	452,014	462,986
Restricted cash (included in Other Long-Term Assets)	60,029	60,000
Cash, cash equivalents, and restricted cash	$3,472,802	$3,070,128

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes gains from antitrust litigation settlements and LIFO expense (credit). Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. Gains from antitrust litigation settlements and LIFO expense (credit) are excluded because the Company cannot control the amounts recognized or timing of these items. Gains from antitrust litigation settlements relate to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization, employee severance, litigation, and other, and impairment of assets. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude employee severance amounts that relate to unpredictable and/or non-recurring business restructuring. We exclude the amount of litigation settlements and other expenses and the impairment of assets that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the gain (loss) on the currency remeasurement of the deferred tax asset relating to Swiss tax reform is excluded from adjusted income before income taxes because these amounts are unusual, non-operating, and non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense/benefit by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax expense (benefits) primarily attributable to foreign valuation allowance adjustments for the three and six months ended March 31, 2022 and the income tax deduction recognized in connection with the permanent shutdown of PharMEDium as well as the Coronavirus Aid, Relief and Economic Security Act (the "CARES Act") are also excluded from adjusted income tax expense for the six months ended March 31, 2021. Further, certain expenses relating to tax reform in Switzerland are excluded from adjusted income tax expense for the three and six months ended March 31, 2022 and 2021. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted net income/loss attributable to noncontrolling interests: Adjusted net income/loss attributable to noncontrolling interests excludes the non-controlling interest portion of the same items described above. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of adjusted net income attributable to the Company.

•Adjusted net income attributable to the Company: Adjusted net income attributable to the Company is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company's performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gains from antitrust litigation settlements; LIFO expense (credit); acquisition-related intangibles amortization; employee severance, litigation, and other; impairment of assets; and the loss on the currency remeasurement related to Swiss tax reform, in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of certain discrete tax expense (benefits) primarily attributable to foreign valuation allowance adjustments for the three and six months ended March 31, 2022 and the income tax deduction recognized in connection with the permanent shutdown of PharMEDium as well as the CARES Act for the six months ended March 31, 2021, and the per share impact of certain expenses relating to tax reform in Switzerland are also excluded from adjusted diluted earnings per share for the three and six months ended March 31, 2022 and 2021. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

The company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

In addition, the Company updated its non-GAAP fiscal year 2022 guidance for diluted earnings per share and operating income, and has previously provided non-GAAP fiscal year 2022 guidance for adjusted free cash flow and effective income tax rate. The guidance for each metric excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. For fiscal year 2022, we have defined the non-GAAP financial measure of adjusted free cash flow as net cash provided by operating activities, excluding other significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. For the six months ended March 31, 2022 adjusted free cash flow of $951.0 million consisted of net cash provided by operating activities of $1,130.0 million minus capital expenditures of $209.3 million, plus legal settlement payments of $32.2 million, less favorable legal settlements of $1.8 million. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of litigation settlements is unpredictable and non-recurring.

Contacts:    Bennett S. Murphy
        Senior Vice President, Investor Relations
610-727-3693
bmurphy@amerisourcebergen.com

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